Exhibit (d)(iii)

Amendment to Investment Advisory Agreement

This Amendment dated as of April 30, 2013 (this “Amendment”) is to the Investment Advisory Agreement dated as of November 1, 2011 (the “Agreement”), by and between ALPS Variable Investment Trust (formerly, Financial Investors Variable Insurance Trust) (the “Trust”), a Delaware statutory trust, and ALPS Advisors, Inc. (the “Adviser”), a Colorado corporation and investment adviser registered under the Investment Advisers Act of 1940. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by referenced herein.

2.	Section 5 of the Agreement is hereby deleted and replaced in its entirety with the following:

COMPENSATION OF THE ADVISER. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 45 basis points of each of the following Portfolio’s daily net assets during the month:

Ibbotson Conservative ETF Asset Allocation Portfolio

Ibbotson Income and Growth ETF Asset Allocation Portfolio

Ibbotson Balanced ETF Asset Allocation Portfolio

Ibbotson Growth ETF Asset Allocation Portfolio

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio

Ibbotson MVP ETF Portfolio

and in the amount of 70 basis points of the following Portfolio’s daily net assets during the month:

ALPS/Alerian Energy Infrastructure Portfolio

3.

The Agreement, as amended hereby, shall continue in effect with respect to the ALPS/Alerian Energy Infrastructure Portfolio and the Ibbotson MVP ETF Portfolio for a period of more than two years from the date of this Amendment only so long as continuance is specifically approved at least annually in conformance with the Investment Company Act of 1940, as amended.

4.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS VARIABLE INVESTMENT TRUST,
on behalf of the Portfolios		ALPS ADVISORS, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Thomas A. Carter
Name:	Edmund J. Burke	Name:	Thomas A. Carter
Title:	President	Title:	President

Appendix A

Ibbotson Conservative ETF Asset Allocation Portfolio

Ibbotson Income and Growth ETF Asset Allocation Portfolio

Ibbotson Balanced ETF Asset Allocation Portfolio

Ibbotson Growth ETF Asset Allocation Portfolio

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio

Ibbotson MVP ETF Portfolio

ALPS/Alerian Energy Infrastructure Portfolio